Exhibit 99.1

Perfecular, Inc. audited financial statements for the years ended December 31, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Focus Universal Inc.

We have audited the accompanying balance sheets of Perfecular Inc. as of December 31, 2015 and 2014, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2015 and December 31, 2014. Perfecular Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perfecular Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015 and December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/S/ DYH & Company

Irvine, California

June 23, 2016

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PERFECULAR, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$826,332	$43,257
Accounts receivable, net of allowance for doubtful accounts of $0 and $3,239 as of December 31, 2015 and 2014, respectively	106,889	40,281
Inventories	51,574	42,105
Due from affiliate	177,749	–
Due from shareholder	–	394,872
Prepaid rent	–	1,048
Total current assets	1,162,544	521,563

OTHER ASSETS:
Deposit	–	1,590

Total assets	$1,162,544	$523,153

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	265,535	$265,508
Accrued expenses	4,645	14,309
Due to related party	63,369	344,658
Customer deposits	140,029	35,663
Loan from shareholders	19,533	–
Total current liabilities	493,111	660,138

SHAREHOLDERS' EQUITY
Common stock, par value $1 per share, 100,000,000 shares authorized; 587,713 shares and 300,000 shares issued and outstanding as of December 31, 2015 and 2014, respectively	587,712	300,000
Additional paid-in-capital	740,100	–
Accumulated deficit	(658,379)	(436,985)
Total shareholders' equity (deficit)	669,433	(136,985)

Total Liabilities and shareholders' equity	$1,162,544	$523,153

See independent auditors’ report and accompanying notes to financial statements.

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PERFECULAR, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

REVENUE	$412,669	$368,575

COST OF SALES	134,682	168,494

GROSS PROFIT	277,987	200,081

OPERATING EXPENSE:
General and administrative	178,182	173,993
Professional fees	20,128
Research and development	360,926	219,940
Total operating expenses	559,236	393,933

LOSS FROM OPERATIONS	(281,249)	(193,852)

OTHER INCOME (EXPENSE):
Interest expense, net	(9,660)	(6,858)
Other income	72,687	–
Other expense	(2,372)	–
Total other income (expense), net	60,655	(6,858)

LOSS BEFORE INCOME TAX PROVISION	(220,594)	(200,710)

PROVISION FOR INCOME TAXES	800	800

NET LOSS	$(221,394)	$(201,510)

See independent auditors’ report and accompanying notes to financial statements.

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PERFECULAR, INC.

STATEMENTS OF SHAREHOLDER'S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock		Additional Paid-in-	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2013	100,000	$100,000	$–	$(235,475)	$(135,475)

New shares issued	200,000	200,000	–		200,000

Net loss	–	–	–	(201,510)	(201,510)

Balance, December 31, 2014	300,000	300,000	–	(436,985)	(136,985)

New shares issued	287,712	287,712	740,100		1,027,812

Net loss	–	–	–	(221,394)	(221,394)

Balance, December 31, 2015	587,712	$587,712	$740,100	$(658,379)	$669,433

See independent auditors’ report and accompanying notes to financial statements.

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PERFECULAR, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(221,394)	$(201,510)
Changes in operating assets and liabilities:
Accounts receivable	(66,608)	(22,348)
Inventories	(9,469)	7,919
Prepaid rent	1,048	(1,048)
Deposit	1,590
Accounts payable	27	3,856
Accrued expenses	(9,664)	4,706
Payroll taxes payable	–	(2,314)
Customer deposit	104,366	35,663
Deferred rent	–	(1,073)
Net cash flows used in operative activities	(200,104)	(176,149)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to affiliate	(177,749)	(352,849)
Collections of loans to shareholder	394,872	–
Net cash flows provided by (used in) operative activities	217,123	(352,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholders loans	19,533	–
Payments on related party loan	(281,289)	–
Proceeds from related party borrowing	–	264,934
Proceeds from issuance of common stock	–	200,000
Proceeds from issuance of common stock	1,027,812	–
Net cash flows provided by (used in) financing activities	766,056	464,934

NET CHANGE IN CASH AND CASH EQUIVALENTS	783,075	(64,064)

CASH AND CASH EQUIVALENTS, beginning of the year	43,257	107,321

CASH AND CASH EQUIVALENTS, end of the year	$826,332	$43,257

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$–	$–

Income taxes paid	$800	$800

See independent auditors’ report and accompanying notes to financial statements.

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PERFECULAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Business operations

Perfecular, Inc. (the “Company”) was founded in September 2009 and is headquartered in City of Industry, California, and is engaged in designing certain electronic products and sales of broad selection of garden equipment in North America and Europe. Prior to November 2014, the Company was fully owned by a related party, Tianjin Guanglee Technologies Co., Ltd (Tianjin Guanglee), a China based manufacturer of commercial-used filter, tent and other electronic products.

Changes in control

On November 28, 2014, Desheng Wang, secretary and chief financial officer of the Company acquired the entire 100,000 shares of the Company’s Common Stock from Tianjin Guanglee in addition to his contribution of capital for $200,000 for additional 200,000 shares of the company’s common stock. Mr. Wang became the sole shareholder of the Company.

During 2015, the Company entered separate convertible note agreements with seven individuals and one entity, totaled $1,103,000. Prior to the merger with Focus Universal Inc. as discussed in the following paragraph, all aforementioned individuals and entity elected to exercise their rights to convert a total of $1,027,812 of the combined notes to 287,712 shares of common stock of the Company and forgave approximately total $72,687 of loan balance. A remaining balance of $2,501 was paid off subsequently.

On December 30, 2015, the Company entered into a merger and equity exchange agreement with a related party, Focus Universal, Inc. (“Focus”). The entire common shares of the Company were exchanged for common shares of Focus at a ratio of 1:47.6333. Upon execution of the merger and equity exchange agreement, Perfecular became a wholly owned subsidiary of Focus.

Note 2 – Summary of significant accounting policies

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition for its sales to Vitashower, an entity related by certain common management and control. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the products have been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

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PERFECULAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Revenue recognition (continued)

The Company reports net revenue for its sales to third parties in accordance to the Financial Accounting Standard Board Accounting Standards Codification 605-45, because its primary business functions are marketing and sales of Tianjin Guanglee’s products. It does not carry any inventory. While Tianjin Guanglee determines the products specifications and the sales prices, and bears physical loss risks during shipping. During the years ended December 31, 2015 and 2014, the Company facilitated approximately $1,045,441 and $917,363 in purchase orders from customers and earned commission revenue of $230,679 and $132,360, respectively. The Company collects full amount of accounts receivable from customers through direct wire transfers or letters of credit and remits payments to Tianjin Guanglee for the intercompany invoices with amounts net of the sales commissions. Commission revenue is recognized when the sales booked by the Company is recognized.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Allowance for doubtful accounts

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable is presented net of an allowance for doubtful accounts of $0 and $3,239 at December 31, 2015 and 2014, respectively.

Inventories

Inventories consist primarily of electronic components, and are valued at the lower of cost or market.

Property, plant and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from three to seven years for all categories of depreciable assets. Leasehold improvements are stated at cost and depreciation is computed on the straight-line method over the shorter of the lease term or the estimated lives of the assets. Software is stated at cost and is amortized on the straight-line method over the estimated lives ranging from one to five years.

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PERFECULAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Property, plant and equipment (continued)

The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently while major renewals and betterments are capitalized.

Research and development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models. Research and development expenses included in operating expenses for the years ended December 31, 2015 and 2014 amounted to $360,926 and 219,940, respectively.

Income taxes

The Company uses the asset and liability method, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-17, Balance Sheet Classification of Deferred Taxes, which will require entities to present deferred tax assets (DTAs) and deferred tax liabilities (DTLs) as noncurrent in a classified balance sheet. The ASU simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current and noncurrent in a classified balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this guidance will eliminate the need to present DTAs as long-term and DTLs as current liabilities.

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PERFECULAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Recent Accounting Pronouncements (continued)

In February 2016, the Financial Accounting Standards Board ("FASB”) issued Accounting Standards Update ("ASU") ASU 2016-02 – Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the effect, if any, on its financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations under the new revenue recognition standard. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. The Company is in the process of evaluating the impact of the provision of ASU 2016-08 on its financial statements.

There were other updates recently issued. The Company does not believe that other than disclosed above, the recently issued, but not yet adopted, accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

Note 3 – Related party transaction

Prior to the merger, the shareholder borrows funds from the Company occasionally. At December 31, 2014, the Company had loans and accrued interest due from the shareholder totaled $394,872. Interest accrued at 5 percent annual rate. In 2015, the shareholder has repaid the entire loan balance.

The Company granted advances to or from Focus, Inc. from time to time, and the advances are non-interest bearing. Total advances to Focus amounted to $177,749 as of December 31, 2015.

The Company had borrowed short-term loans from shareholders of the Company. At December 31, 2015, the Company has short-term loans payable totaled approximately $19,533. These loans are due upon the demand of the lenders and were unsecured with annual interest rate of 0.55%. Subsequently to year-end, the entire balance of these loans was paid off with accrued interest.

The Company from time to time borrows from a related party entity, Vitashower Corp., which is under common ownership and management. At December 31, 2015 and 2014, the outstanding loan and accrued interest payable to Vitashower totaled $63,369 and $344,658, respectively. This loan also bears annual interest rate of 5 percent. This loan was paid off subsequent to year-end.

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PERFECULAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 3 – Related party transaction (continued)

The Company also sells certain products to Vitashower. The total revenue generated from Vitashower was $54,331 and $209,067 for the years ended December 31, 2015 and 2014, respectively.

The Company purchases majority of its products from Tianjin Guanglee.

Note 4 – Business concentrations and risks

Uninsured cash

The Company maintains cash in bank accounts, which may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant risks on cash in bank accounts.

Major customers

The Company had sales to two customers representing 100% of sales in 2015 and 2014. One customer accounted for 100% of the total accounts receivable at December 2015 and 2014.

Major vendors

One vendor accounted for approximately 93% and 88%of the Company’s purchases as of December 31, 2015 and 2014, respectively. One vendor accounted for 100% of the total accounts payable at December 31, 2015 and 2014.

Note 5 – Lease commitment

On December 20, 2012, the Company entered into an operating lease agreement for its office space located at 13111 Brooks Drive, Baldwin Park, California with a third party. The lease expires on February 2015. Lease expense related to this office location amounted to $7,926 and $18,615 for years ended December 31, 2015 and 2014.

On April 25, 2015, the Company entered a sublease agreement with Focus Universal, Inc., a related party to share office facility and warehouse located in City of Industry, California, for a monthly rent of $5,000. The sublease expires on April 30, 2017. Lease expense related to this location amounted to $40,000. Future minimum lease commitments are as follows:

December 31,	Expense
2016	$60,000
2017	$20,000
Thereafter	–

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PERFECULAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 6 – Income taxes

The Company has implemented accounting standards related to income tax positions. In examining its tax positions under the new standards, the Company will assume the positions that will be examined by the appropriate taxing authority, and the taxing authority will have full knowledge of all relevant information. The technical merits of the Company’s tax positions are derived from sources of authorities in the tax law (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax positions. As of December 31, 2015, the Company’s returns are subject to examination by federal and state taxing authorities, generally for three years and four years, respectively, after they are filed. An uncertain income tax position will not be recognized if it has been a 50% likelihood of being sustained. There were no unrecognized tax benefits as of December 31, 2015 and 2014.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on the Company’s balance sheets at December 31, 2015 or December 31, 2014, and has not recognized interest and/or penalties in the statements of operations for the years ended December 31, 2015 and 2014.

The Company has not completed a formal Section 382 analysis regarding the limitation of net operating loss carryforwards. As such, the Company’s net operating loss carryforwards may be limited if an ownership change occurred. The Company plans to perform a formal Section 382 analysis if there is sufficient taxable income in the future years to begin utilizing its net operating loss carryforwards.

As of December 31, 2015, the cumulative federal and state net operating loss carryforwards of approximately $637,000 and $634,000, respectively. As of December 31, 2014, the cumulative federal and state net operating loss carryforwards of approximately $416,000 and $413,000, respectively. The cumulative operating loss carryforwards begin to expire in 2034.

Note 7 – Subsequent event

On February 29, 2016, the Company repaid $63,369 of loan and any accrued interest back to Vitashower.

On February 29, 2016, the Company also repaid $19,533 of loans and any accrued interest back to shareholders.

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that other than as disclosed above, there were no reportable subsequent events to be disclosed.

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